Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

June 9, 2020

ACI Worldwide, Inc.

3520 Kraft Rd. Suite 300

Naples, Florida 34105

Re:	Registration Statement on Form S-8 Filed by ACI Worldwide, Inc.

Ladies and Gentlemen:

We have acted as counsel for ACI Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the ACI Worldwide, Inc. 2020 Equity and Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the aggregate of 6,661,484 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock, restricted stock units, performance shares or performance units, other stock-based awards under the Plan or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT

DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK PARIS • PERTH • PITTSBURGH SAN DIEGO

SAN FRANCISCO • SÃO PAULO SAUDI ARABIA • SHANGHAI • SILICON VALLEY SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

June 9, 2020

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day